Exhibit 10.2

Heather L. Cohen

EVP, Human Resources

CONMED Corporation

525 French Road

Utica, New York 13502

Direct Dial (315) 624-3215

January 2, 2018

Todd Garner

Address on file with the Company

Dear Todd,

This letter agreement (“Agreement”) sets forth the terms relating to your appointment as the Executive Vice President & Chief Financial Officer for Conmed Corporation.

1. Effective Date; Title. Effective January 2, 2018 (“Effective Date”), you will be employed as the Executive Vice President & Chief Financial Officer, reporting to Curt Hartman, our President & CEO. You will be an at-will employee for all purposes and as such, your employment may be terminated by the Company or by you at any time with or without prior notice. Your principal place of employment will be at Company Headquarters in Utica, New York.

2. Base Salary. Commencing on the Effective Date, you will be entitled to a base salary at an annual rate of $425,000, payable in accordance with the regular payroll practices of the Company. Based on the CEO’s recommendation, your base salary will be reviewed annually by the Board (or a committee thereof) for any increase in the sole discretion of the Board (or committee).

3. Annual Bonus. You will be eligible to participate in the Company’s Bonus Plan (the “Bonus Plan”). You will have the opportunity to earn a target bonus of 65% of your base salary, measured against established criteria based on the CEO’s recommendation and approved by the Board (or a committee thereof). The amount earned will also be based on the CEO’s recommendation and approved by the Board and will be payable in accordance with the terms and conditions of the Bonus Plan.

4. Relocation. You will be entitled to relocation assistance pursuant to CONMED’s Premium Relocation Policy to assist you in establishing living arrangements near Utica, NY. In addition, you will be paid a stipend of $3,500/month for six months. Your travel between your residence and Utica, NY for normal business will be at your expense with any other travel being reimbursed as a normal business expense. The intent of the assistance provided as “relocation” is to assist you in establishing reasonable accommodations in Utica since your principle office will be based at our headquarters.

5. Long-Term Incentive Compensation. As of the Effective Date, you will be granted 8,000 Restricted Stock Units (“RSUs”) and 48,000 Options subject to our standard vesting and equity award terms. Beginning in 2019, you will be eligible to participate in the Company’s long-term incentive plans in a manner consistent with awards to other senior executives granted from time to time. All long-term incentive awards (and the terms thereof) will be determined and granted in the sole discretion of the Board (or a committee thereof). You will be subject to the Company’s stock ownership policy, as may be in effect from time to time, but in the amount applicable to your role.

6. Employee Benefits; Policies. You will be entitled to participate in all employee benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives at a level commensurate with your position. Specifically, you will be eligible to participate in the Company’s 401(k) plan and the Benefits Restoration Plan under the same terms as other participating employees. These plans currently provide for a 7% match on employee contributions.

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7. Covenants:

a)	Protection of Confidential Information. You acknowledge that your employment with the Company will bring you into close contact with many confidential affairs of the Company and its affiliates, including without limitation information about costs, profits, customers, markets, sales, products, key personnel, policies, operational methods, trade secrets and other business affairs and methods and other information not readily available to the public, and plans for further development (“Confidential Information”). Accordingly, you hereby covenant and agree that you will deliver promptly upon termination of your employment, or at any other time the Company may request, all Confidential Information in the form of memoranda, notes, records, reports and any other documents or media (and all copies thereof) relating to the Company’s business which you may then possess or have under your control. In addition, for as long as such information remains sensitive and confidential in nature, and is not made public (other than as a result of your action or inaction, direct or indirect), you agree that you will hold in strictest confidence all matters of the Company or any of its affiliates that are not otherwise in the public domain and will not, directly or indirectly, disclose or otherwise communicate them to anyone outside of the Company or use them for yourself or otherwise, either during or after the period of your employment with the Company or its affiliates.

b)	Non-Competition. During your employment with the Company and for the period one (1) year immediately following termination of your employment with the Company for any reason (the “Restricted Period”), you will:

i)	not anywhere in the United States or any other country in which the Company or its affiliates operate, directly or indirectly (whether as principal, agent, independent contractor, employee or otherwise), own, manage, organize, operate, join, control or otherwise carry on, participate in the ownership, management, organization, operation or control of, or be engaged in or concerned with, any business competitive with that of the Company, or its affiliates (a “Competing Business”), provided that you will not be prohibited from owning less than 5% of any publicly traded corporation, whether or not such corporation is in competition with the Company or its affiliates;

ii)	inform any person who, or entity which, seeks to engage your services that you are bound by this Section 7 and the other terms of this Letter Agreement; and

iii)	not (x) solicit by mail, by telephone, by personal meeting, or by any other means, either directly or indirectly, any known customer or any individual or entity specifically identified as, and known to be, a prospective customer of the Company or its affiliates to transact any Competing Business or to reduce or refrain from doing any business with the Company or its affiliates, or (y) knowingly interfere with or damage (or attempt to interfere with or damage) any relationship between the Company or its affiliates and any such customer or prospective customer (for purposes of clarity, the termination of your employment with the Company or its affiliates will not by itself be treated as a violation of this clause (y)).

iv)	Nothing in Section 7(b) shall prevent you from performing services for an entity that is engaged in a Competing Business so long as you do not perform services for (or oversee) that part of such entity’s business unit that constitutes a Competing Business.

c)	Non-Solicitation. During the Restricted Period, you will not solicit, aid or induce (directly or indirectly, on your own behalf or on behalf of any individual or entity other than the Company) any then current employee, representative or agent of the Company or any of its affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent.

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d)	Non-Disparagement. You agree not to ever make negative comments or otherwise disparage the Company or any of its affiliates, officers, directors, employees, shareholders, agents or products, in any manner likely to be harmful to them or its business, business reputation or personal reputation. The Company’s directors will not, and the Company will instruct its executive officers not to, ever make negative comments or otherwise disparage you in any manner likely to be harmful to you or your business or personal reputation. Nothing in this Section 7(d) or otherwise under this Agreement will limit your rights under applicable law to make any truthful statement to a court, arbitrator, or administrative or governmental body or to the extent necessary in connection with any dispute involving you and the Company or to file a charge with or participate in any investigation conducted by any governmental entity.

e)	Remedies. If you commit a breach of, or threaten to breach any of the provisions of this Section 7, in addition to the Company’s rights to terminate any and all of its obligations hereunder, the Company will have the right to an injunction or order of specific enforcement, without necessity of posting a bond or providing independent evidence of irreparable injury, by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company, and that money damages will not provide an adequate remedy to the Company. You and the Company recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of agreements similar to those contained in this Section 7. It is the intention of you and the Company that the provisions of this Section 7 will be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which such enforcement is sought.

f)	Tolling. In the event of any violation of the provisions of this Section 7, you acknowledge and agree that the post-termination restrictions contained in this Section 7 will be extended by a period of time equal to the period of such violation, it being the intention that the running of the applicable post-termination restriction period will be tolled during any period of such violation.

g)	Survivability. The obligations contained in this Section 7 will survive the termination of your employment with the Company and will be fully enforceable thereafter.

h)	Acknowledgement. You specifically acknowledge and agree that the restrictions in this Section 7 are necessary and reasonable for the protection of the Company’s trade secrets and customer goodwill.

8. Applicable Law; Choice of Forum.

a)	Excepting any claim for benefits under any employee benefit plan in which you are a participant (which claims shall be determined in accordance with the terms of such plan), to the fullest extent permitted by law, all claims that you may have against the Company or any other controversy arising under, or otherwise relating to, the terms of your employment with and services rendered by you to the Company shall be governed by, and construed exclusively in accordance with, the laws of the State of New York.

b)	The federal or state courts in Oneida County, New York (including the United States District Court for the Northern District of New York, if and to the extent that it shall have subject matter jurisdiction over any claims) shall have exclusive jurisdiction (and shall be the exclusive forum) in the event of any claim or dispute you may raise or assert arising under or relating to the terms of your employment with and services rendered by you to the Company.

c)	The Company shall be free to bring any suit or claim relating to the enforcement of the terms of this Agreement in any court of competent jurisdiction.

d)	THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THIS AGREEMENT.

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9. Forfeiture; Recoupment of Incentive Compensation. All annual, long-term and other incentive compensation hereunder or pursuant to any plan, program or other agreement in which you are a participant or a party shall be subject to cancellation, forfeiture and recoupment by the Company, and shall be repaid by you to the Company, to the extent required by law, regulation or stock exchange listing requirement, or as may be required pursuant to any Company corporate governance guidelines or policies and to any similar or successor provisions as may be in effect from time to time.

10. Section 409A. Anything in this Agreement to the contrary notwithstanding:

a)	It is intended that any amounts payable under this Agreement, or otherwise, during your employment will either be exempt from or comply with Section 409A of the Code (“Section 409A”) and all regulations, guidance and other interpretive authority issued thereunder so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A, and this Agreement will be interpreted on a basis consistent with such intent.

b)	To the extent necessary to comply with the provisions of Section 409A, reimbursements to you in connection with your employment will be made not later than the end of the calendar year following the year in which the reimbursable expense is incurred and will otherwise be made in a manner that complies with the requirements of Treasury Regulation Section 1.409A-3(i)(l)(iv).

c)	If you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of your separation from service (within the meaning of Treas. Reg. Section 1.409A-1(h)), then any payment or benefit on account of your separation from service, to the extent such payment constitutes non-qualified deferred compensation subject to Section 409A and is required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code (after taking into account any exclusions applicable to such payment under Section 409A), shall not be made until the first business day after (i) the expiration of six (6) months from the date of your separation from service, or (ii) if earlier, the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all delayed payments and benefits will be paid or reimbursed to you in a lump sum and any remaining payments and benefits due you will be paid or provided in accordance with the normal payment dates specified for them herein. Respecting any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to your “termination of employment” (and corollary terms) with the Company shall be construed to refer to your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.

11. Miscellaneous.

a)	Entire Agreement; Amendments; No Waiver. This Agreement supersedes all previous agreements whether written or oral between you and the Company and constitutes the entire agreement and understanding between the Company and you concerning the subject matter hereof. If, and to the extent that, any other written or oral agreement between you and the Company is inconsistent with or contradictory to the terms of this Agreement, the terms of this Agreement shall apply. No modification, amendment, termination, or waiver of this Agreement shall be binding unless in writing and signed by you and a duly authorized officer of the Company. Failure of any party to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants, and conditions.

b)	Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of you and your heirs, executors, assigns and administrators of your estate and the Company and its successors and permitted assigns. You may not assign or transfer to others the obligation to perform your duties hereunder. The Company may not assign this Agreement other than to a successor to all or substantially all of its business and then only upon such assignee’s delivery to you of a written assumption of this Agreement.

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c)	It is the parties’ intention that this Agreement not be construed more strictly with regard to you or the Company.

d)	Counterparts. This Agreement may be signed in counterparts each of which will be deemed an original, but all of which will constitute one and the same instrument. This Agreement may be executed by a signature delivered by facsimile or in e-mail/PDF or other electronic format.

e)	Indemnification: D&O Insurance. The Company will indemnify you with respect to all claims (including threatened claims) related to your acts and omissions during your employment and service as CFO, in accordance with the Company’s by-laws. You will be entitled to be covered by director and officer liability insurance on the same terms as for the Company’s other directors and officers.

On behalf of the Company, I am delighted to extend this offer to serve as the Company’s Executive Vice President & Chief Financial Officer.

Sincerely,

/s/ Heather L. Cohen
Heather L. Cohen
EVP, Human Resources

Agreed and Accepted:

/s/ Todd Garner
Todd Garner

cc: Curt Hartman, President & CEO

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